UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2008

QuantRx Biomedical Corporation
(Exact name of Registrant as Specified in Charter)

Nevada	0-17119	33-0202574
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Main Street, Suite 300 Doylestown, Pennsylvania	18901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 880-1595

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Technology License Agreement

On August 14, 2008, QuantRx Biomedical Corporation, a Nevada corporation, entered into a Technology License Agreement with a major international consumer products company (“the Licensee”) under which the Licensee acquired exclusive world-wide rights to use certain QuantRx technology related to a jointly developed point-of-care rapid test (“the Product”) for the consumer over-the-counter market. The licensed technology includes all scientific, research and development and engineering information, trade secrets, processing information, product briefs, chemical research, manufacturing methods, market research and reports, technology and know-how used by and/or known by QuantRx, or its agents, for use in connection with the Product. In addition, licensed technology shall include all information and know-how necessary for the Licensee to utilize QuantRx's know-how needed to manufacture the Product, along with all related information and undertakings.

QuantRx will receive a fully-earned commercialization fee for prior efforts related to the joint development of the Product and shall receive royalties on net sales of the Product.

The license shall expire June 1, 2018 and shall thereafter renew automatically for one year terms in perpetuity, unless terminated in accordance with the following conditions:

(a)    Either party may terminate the agreement at any time beginning after June 1, 2018 by providing written notice to the other party by no later than April 30th of such year, otherwise, the agreement will automatically be renewed for another year.

(b)    Either party may terminate the agreement immediately for breach of or default under the agreement, provided such breach or default is not fully cured within the cure period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANTRX BIOMEDICAL CORPORATION

Date: August 20, 2008	By:	/s/ Walter Witoshkin
Walter Witoshkin
Chairman and Chief Executive Officer